Psychemedics Corporation Announces Record Revenues and Earnings

Declares 81st Consecutive Dividend

ACTON, Mass., Oct. 26, 2016 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced third quarter financial results for the period ended September 30, 2016. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of November 7, 2016 to be paid on November 17, 2016. This will be the Company's 81st consecutive quarterly dividend.

The Company's revenue for the quarter ended September 30, 2016 increased 67% to $11.8 million, from $7.1 million for the quarter ended September 30, 2015. Net income for the quarter ended September 30, 2016 increased 240% to $2.7 million or $0.49 per diluted share, from $796 thousand or $0.15 per diluted share for the comparable period last year. The Company's revenue for the nine months ended September 30, 2016 increased 35% to $28.2 million, from $20.8 million for the nine months ended September 30, 2015. Net income for the nine months ended September 30, 2016 increased 226% to $4.3 million or $0.79 per diluted share, from $1.3 million or $0.25 per diluted share for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"For the second quarter in a row, we had record sales and earnings for any quarter in the Company's history. The growth has been driven by our international business, specifically professional driver testing in Brazil.

"We have noted since 2013 a significant opportunity in Brazil, and are very pleased to see the results of our efforts and the efforts of our exclusive independent Brazilian distributor, Psychemedics Brasil. This opportunity is to compete for the testing of drugs of abuse required for professional drivers in Brazil.

"In the second quarter of this year, we noted that testing for drugs of abuse for professional drivers in Brazil had begun. We also noted that some of the Brazilian states had required additional time to implement the law. In this quarter, we had virtually all of the states begin testing and this had a very positive impact on the revenue and earnings for the quarter.

"In addition, this mandated program is showing significantly positive results for Brazil. The Technology Institute for Road Safety did a study, in parallel with the Federal Highway Police, that found from March to July the number of accidents involving trucks on federal roads in the country decreased by 38%, from 18,000 to 11,000, compared to the same period last year.

"While we are pleased that this large market is now underway and has good momentum and results, we are also mindful of the uncertainties that can accompany any new market as it develops.

"Also during the quarter, we were honored to be recognized for our world-class performance in customer service through a certification as a Center of Excellence by BenchmarkPortal. This is one of the most prestigious awards in the customer service and support industry. Customer service is always important and we constantly strive to be responsive to our clients needs. We value our clients and this award gets to the heart of why we are in business: to help our clients succeed in their business.

"The Company's balance sheet remains strong with approximately $4.1 million in cash and $6.7 million of working capital. The total equipment financing outstanding was $5.2 million as of September 30, 2016, compared to a total original amount borrowed of $8.7 million. Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. Therefore, we are pleased to declare a quarterly dividend of $0.15 per share."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. The Company's patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, U.S. and foreign drug testing laws and regulations and enforcement of such laws and regulations, required investments in plant, equipment and people and new test development) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian laws and regulations, proposed laws and regulations, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities) and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation Condensed Statements of Income (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues	$ 11,849,163	$ 7,084,265	$ 28,216,279	$ 20,841,415
Cost of revenues	4,744,273	3,627,582	13,163,802	10,776,122

Gross profit	7,104,890	3,456,683	15,052,477	10,065,293

Operating Expenses:
General & administrative	1,277,988	1,229,441	3,715,838	3,528,020
Marketing & selling	1,374,896	1,284,016	3,804,584	3,894,614
Research & development	347,970	392,042	1,058,633	1,284,914

Total Operating Expenses	3,000,854	2,905,499	8,579,055	8,707,548

Operating income	4,104,036	551,184	6,473,422	1,357,745
Interest expense, net	(33,904)	(30,411)	(104,037)	(94,614)

Net income before income taxes	4,070,132	520,773	6,369,385	1,263,131

Provision for (benefit from) income taxes	1,362,111	(275,612)	2,051,053	(63,106)

Net income	$ 2,708,021	$ 796,385	$ 4,318,332	$ 1,326,237

Basic net income per share	$ 0.50	$ 0.15	$ 0.79	$ 0.25

Diluted net income per share	$ 0.49	$ 0.15	$ 0.79	$ 0.25

Dividends declared per share	$ 0.15	$ 0.15	$ 0.45	$ 0.45

Weighted average common shares outstanding, basic	5,459,802	5,422,541	5,441,967	5,399,131

Weighted average common shares outstanding, diluted	5,510,042	5,424,989	5,457,368	5,406,053

Psychemedics Corporation Balance Sheets (UNAUDITED)

	September 30,	December 31,
	2016	2015

ASSETS

Current Assets:
Cash and cash equivalents	$ 4,111,808	$ 2,689,464
Accounts receivable, net of allowance for doubtful accounts
of $55,743 in 2016 and $58,684 in 2015	6,272,108	3,538,765
Prepaid expenses and other current assets	1,266,409	1,060,587
Income tax receivable	-	840,122
Deferred tax assets	536,097	327,442
Total Current Assets	12,186,422	8,456,380
Fixed Assets, net of accumulated amortization and depreciation
of $8,240,883 in 2016 and $6,642,501 in 2015	12,926,146	13,132,114
Other assets	815,987	774,474

Total Assets	$ 25,928,555	$ 22,362,968

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 1,144,236	$ 747,291
Accrued expenses	1,587,584	1,197,632
Accrued income taxes	1,024,102	-
Current portion of long-term debt	1,741,602	1,619,633
Total Current Liabilities	5,497,524	3,564,556

Long-term debt	3,484,303	4,272,137
Deferred tax liabilities, long-term	3,043,911	2,852,745
Total Liabilities	12,025,738	10,689,438

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	-	-
Common stock, $0.005 par value; 50,000,000 shares authorized
6,128,350 shares issued in 2016 and 6,090,671 shares issued in 2015	30,642	30,453
Additional paid-in capital	30,439,974	30,021,604
Accumulated deficit	(6,486,010)	(8,296,738)
Less - Treasury stock, at cost, 668,130 shares	(10,081,789)	(10,081,789)

Total Shareholders' Equity	13,902,817	11,673,530

Total Liabilities and Shareholders' Equity	$ 25,928,555	$ 22,362,968

Contact:
Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

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